Exhibit 99.1

EXTENDED STAY AMERICA ANNOUNCES SALE AGREEMENT OF CROSSLAND ECONOMY STUDIOS

- $285 million sales price equals nearly 10x Adjusted EBITDA -

- Improves portfolio quality and sharpens focus on single brand -

- Special distribution expected –

- Re-affirms Third Quarter and Full Year 2015 Revenue and Adjusted EBITDA Guidance Ranges -

CHARLOTTE, N.C. – September 21, 2015 (BUSINESS WIRE) — Extended Stay America, Inc. (NYSE:STAY) (the “Company”) announced today that subsidiaries of the Company, including subsidiaries of ESH Hospitality, Inc. (“ESH REIT”), the Company’s REIT subsidiary, signed a definitive agreement to dispose of 53 U.S. economy extended-stay hotels and Crossland Economy Studios intellectual property for $285 million in cash, subject to customary adjustments. The disposition of the 47 Crossland Economy Studios branded hotels and 6 similarly positioned Extended Stay America branded hotels will complete the Company’s transition to a single, nationwide brand.

These 53 hotels to be sold have not been renovated under the Company’s ongoing renovation program and generated RevPAR of $27.89 for the last twelve months ended June 30, 2015, compared with RevPAR of $45.95 generated by the remaining 629 hotels owned and operated by the Company over the same period. The 53 hotels to be sold generated approximately $29 million of Adjusted EBITDA1 for the last twelve months ended June 30, 2015. The transaction is expected to close in the fourth quarter of 2015, subject to customary closing conditions.

ESH REIT currently expects to use its net proceeds from the transaction to reduce debt and for future capital expenditures and/or acquisitions, in compliance with its existing debt agreements. In addition, ESH REIT expects to make a special one-time distribution approximately equal to the taxable gain on the sale. No distribution has yet been declared, and there can be no assurance that any distribution will be declared or paid. The Company expects the transaction will improve RevPAR and reduce leverage on a pro forma basis. Further details will be disclosed shortly after completion of the sale.

“We believe our strongest growth opportunity is within our Extended Stay America branded hotels. This transaction allows us to focus our resources on the renovation and marketing of a single brand, is financially attractive and improves our product quality and marketing effectiveness,” stated Extended Stay America’s Chief Financial Officer, Jonathan Halkyard.

Third Quarter and Full Year 2015 Outlook

The Company re-affirms its previously stated third quarter and full year 2015 revenue and Adjusted EBITDA guidance inclusive of the 53 properties to be disposed.

[1]	See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation table that accompanies this release.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, anticipated benefits from any dispositions, anticipated use of proceeds from any dispositions, future financial performance, including our 2015 outlook and performance, free cash flow, debt reduction and distribution growth, as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause the Company’s actual results or performance to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the SEC on February 26, 2015 and other documents of the Company on file with or furnished to the SEC. In particular, no assurance can be given that the customary closing conditions will be fulfilled, that the Company will complete the transaction on the anticipated schedule, or at all, or that the expected special distribution will be declared or paid. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 682 hotels in the U.S. and Canada comprising 76,000 rooms and employs over 9,000 employees at its hotel properties and headquarters. The Company’s core brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com

NON-GAAP RECONCILIATION OF NET INCOME OF 53 HOTELS TO BE SOLD

TO EBITDA OF 53 HOTELS TO BE SOLD AND ADJUSTED EBITDA OF 53 HOTELS TO BE SOLD

FOR THE LAST TWELVE MONTHS ENDED JUNE 30, 2015

(In thousands)

(Unaudited)

Last Twelve Months
Ended
June 30, 2015
Net income	$13,448
Interest expense	3,816
Income tax expense	3,926
Depreciation	7,380

EBITDA	28,570
Loss on disposal of assets	382

Adjusted EBITDA	$28,952

Disclosure Regarding Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA, which are detailed in the reconciliation table above, are used by the Company as supplemental performance measures. The Company believes these financial measures provide useful information to investors regarding results of operations and allow investors to evaluate the ongoing operating performance of hotels and facilitate comparisons between the Company and other lodging companies, hotel owners and other capital-intensive companies (in this instance, for the 53 hotels to be sold). EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP. EBITDA and Adjusted EBITDA as presented may not be comparable to measures calculated by other companies. These measures should not be considered as alternative measures of operating profit, net income, net income per share or cash flow provided by operating activities calculated in accordance with U.S. GAAP.